SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    Alpha Analytics Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         1901 Avenue of the Stars, Suite 123
         Los Angeles, CA  90067

TELEPHONE NUMBER:

         (310) 556-4660

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Robert E. Gipson
         Alpha Analytics Investment Trust
         1901 Avenue of the Stars, Suite 123
         Los Angeles, CA  90067

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  / X /Yes                  /   /No

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1040, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on the 24th day of September, 1998.

ATTEST:                                         Alpha Analytics Investment Trust




By: /s/ JACK MCNALLY                            By:/s/ ROBERT E. GIPSON
    -----------------                              ---------------------
    Jack McNally, Secretary                        Robert E. Gipson, Trustee